CHURCHILL DOWNS
Moderator: Mike Ogburn
05-11-05/8:00 a.m. CT
Confirmation # 5125401

CHURCHILL DOWNS

Moderator: Mike Ogburn
May 11, 2005
8:00 a.m. CT

Operator:	Good day and welcome to the Churchill Downs Incorporated conference call. Today's call is being recorded.
At this time for opening remarks and introductions I would like to turn the call over to Mr. Mike Ogburn. Please go ahead, sir.

Mike Ogburn:	Good morning and welcome to this Churchill Downs Incorporated conference call to review the Company’s results for the first quarter of 2005. The results were released yesterday afternoon in a press release that has been covered by the financial media. A copy of this release announcing earnings and any other financial and statistical information about the period to be presented in this conference call, including any information required by Regulation G, is available at the section of the Company’s Web site entitled Investor Relations, located at churchilldownsincorporated.com.

Let me also note a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Actual performance of the Company may differ materially from that projected in such statements. Investors should refer to statements included in reports filed by the Company with the Securities & Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements in this call. The information being provided today is of this date only, and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

I’ll now turn the call to Tom Meeker, president and chief executive officer.

Tom Meeker:	Thanks for joining us this morning to discuss the financial results of the first quarter. During this morning’s call, I will make some brief comments about the financial results, and thereafter Mike Miller will give you the details. I also want to report on the Derby Week business levels. Finally, I will close with some general comments on what will be our focus on the quarters to come.

Not withstanding the year-over-year increase in bottom line loss, I’m very pleased with the performance of the Company over the quarter. As you know, we typically report a loss in the first quarter due to the fact that we are not engaged in live racing. However, this year we did have 61 days of live racing at the Fair Grounds, and I’m pleased to report that the results were positive. For the quarter, the Louisiana operation produced $1.6 million in EBITDA, far better than the years previous. Further, we had a very successful Jazz Festival which will be reflected in our second quarter results, and we are at the cusp of deploying new video poker machines in our OTB parlors, which should increase the net win for machines as we move forward through the year.

As has been the case over the last five quarters, during this past quarter we continued to make substantial investments in lobbying and development activities. For instance, in Florida we spent $2.8 million on an unsuccessful referendum effort in Miami-Dade County. We will continue to spend time and money in pursuit of favorable implementing legislation, slot legislation, in Florida in anticipation of ultimately passing a referendum in Miami-Dade in 2007.

The first quarter was also negatively impacted year-over-year by the loss of dark day monies in Illinois. This was the result of the Illinois Racing Board decision last year to award less dark time monies to Arlington Park in 2005. We hope to reverse this decision for fiscal year 2006. There were other factors contributing to the loss, which Mike Miller discuss with you in a few moments.

Now let me turn your attention to the events of last week. Without question and from any perspective, Derby Week was a rousing success. Attendance and handle for the Derby and Oaks days reached record levels. For the two days, we saw a 10.73-percent increase in attendance, with 111,000 attending the Oaks and 156,000 customers attending the Derby. An additional 16,000 fans watched the races at our Trackside facility. Total attendance for the two days was 283,806, a North American record. The handle numbers were equally impressive, as the two-day total handle from all sources was up 7.19 percent, reaching a record total of $187 million. The Derby handle was a North American record with $103 million bet on the Derby, and $155 million was bet on the total card. Perhaps more important was the increase in handle that occurred on track. On-track handle on Oaks and Derby increased by 9.4 percent and 18.3 percent respectively. This is important because, as you know, we enjoy better margins with the on-track wager versus a wager placed at a remote location. The increase in on-track wagering can be directly attributed to the increased deployment of self-serve machines, including our proprietary Bet Pro devices, which were deployed in the premium seating areas.

The new facilities functioned very well during Derby Week. The clubhouse, Jockey Club Suites, and Finish Line Suites were well received, and, most important, were sold out. I’m also pleased to report that we actually sold 11 additional Marqee Village units, bringing the total sales to 54 for the week. This was remarkable considering the very successful sale of PSLs, 63 Jockey Club Suites, and 15 Finish Line Suites – all of which compete for Marquee Village sales.

The Derby provided us with an opportunity to extend our brand to new customers, and in that regard we successfully executed on that opportunity. For instance, we hosted a Digital Derby summit where senior executives from technology companies such as Oracle, Sun, Xerox, Gateway, EDS, Axiom, and IBM attended a day-long conference in Louisville. Various racing executives appeared before some 200 technology-oriented guests and outlined various opportunities in racing where technology can be deployed. Paula Zahn and Charlie Rose moderated the day’s activities, and from all reports it was a great success and hopefully some positive results will occur as the industry attempts to find and deploy new technologies in the future.

Our Web site had 10.5 million visits, representing one million new unique customers. The average time spent on the site was eight minutes and 39 seconds, compared to last year’s five minutes and 40 seconds. This is a testament to the increased quality of the content that was available on the site. We were also able to collect in excess of 20,000 new customer registrations during the week. During the NBC broadcast, our site was serving over 6,700 hits per second. Overall, our Internet strategy is a critical component of the CRM effort. We continue to believe that the Internet is a means to expand our brand, create new customers, and, most important, gain valuable information about our customers.

Media coverage for this year’s Kentucky Derby Week reached an all-time high. In addition to the typical print coverage we receive, this year’s Kentucky Derby found its way on television shows like the “Today Show” with live cut-ins, David Letterman’s “Late Night” show, and “The Tonight Show.” This was not fortuitous. It was part of our overall effort to expand the footprint of the CDI brand to a broader demographic.

During Derby week, we announced two extensions of critical media and sponsorship arrangements with NBC and Visa. While Visa opted not to continue the Triple Crown Challenge sponsorship, Visa will for the next five years be a proud sponsor of the Kentucky Derby. The media contract with our television partner NBC will be extended until 2010. And while the Belmont Stakes will not be part of the NBC package next year and for the year following, we are pleased that the Preakness will be. As for the Triple Crown Challenge, CDI together with the Maryland Jockey Club and NYRA are looking for a new sponsor, and hopefully in the months ahead we will find one.

Now let me make a few comments on the focus of the management team over the next three quarters. Five of our seven tracks will open – or have opened meets – during the second quarter. CDI will run 238 live racing programs during the second quarter and 204 live racing programs in the third quarter. While certainly not reaching the status of a trend, the early results of second quarter are encouraging. The Churchill Downs meet started strong and has built up a solid momentum. With the results we saw during Derby Week, we look forward to a very successful year for this operation.

Hoosier Park started its meet and has shown very good results with on-track business levels up marginally but simulcast sales up nine percent through the first 21 days of the meet. Similarly, Hollywood and Calder are on target to do well during their meets.

Our CRM effort – customer relationship management effort – is well underway and we have deployed various customer intelligence gathering technologies throughout the Company. As we move into the second quarter, we expect to start seeing benefits from the CRM investments, including the investments we’ve made in technology, people and training.

Increasing membership in our Twin Spires Club will continue to be a key strategy this year. It is important that we gain as much information as we can about our customers, and the Twin Spires affinity program provides us this opportunity. In essence, this is the crux of the CRM effort – gaining as much information as possible about our customer, segmenting our customers in terms of value creation for the Company, and, most important, developing the right products and services for each customer group.

We continue to keep a close eye on the events that are unfolding in Florida. Despite losing the referendum in Miami-Dade, we believe that in the end we will be successful in passing the referendum. With that in mind, we will continue to work closely with our pari-mutuel partners in Florida with a view towards passing favorable implementing legislation for slots.

In Louisiana, we have obtained all the necessary gaming licenses – including our racing, video poker, and slot licenses – needed to conduct operations at the Fair Grounds. We are in the final stages of obtaining a conditional use permit to build the slot structure. We are hopeful that the permit will be issued by mid-July, and assuming all goes well, we will concentrate our efforts to bringing the 500-machine slot operation online by middle to late next year.

International and domestic simulcast operations will continue to be a focus this year. As I reported to you in our last call, while the international market is a large target for us and others in the industry, it will be sometime before we can reasonably expect any significant growth in that market due to a myriad of distribution and competitive issues attendant to that business channel.

Our domestic simulcast strategy continues to focus on growing the market by increasing distribution channels in the area of account wagering. Concomitantly, we will remain focused on increasing our market share of the existing simulcast market under the guise of our CRM effort and the Twin Spires Club program.

During 2004, the Company implemented an aggressive management development and succession planning effort. Under that program, which continues today, we have filled and will fill a number of identified weaknesses on our management team. And that again will be a key focus in 2005.

On some other notes, while rumors continue to circulate about our plans for Hollywood Park, let me simply state that we will continue to explore various options and we continue to explore various options. Beyond that I have no comment.

We continue to work on reshaping the industry’s tote system, and that effort will continue in 2005. Developing a new tote system industry-wide is a fundamental imperative for the industry. CDI will continue to aggressively pursue this effort, and hopefully within the coming weeks news will be forthcoming in this area.

In conclusion, I’m pleased with the performance of the Company during the first quarter. Further, early results from the second quarter demonstrate that we are achieving good momentum. Our challenge for the year is to build on this momentum, continue to build our brand, and, most important, successfully implement our CRM strategy.

And now let me turn the call over to Mike Miller, our chief financial officer. Mike.

Mike Miller:	Thank you, Tom, and good morning, everyone.

I will highlight our financial performance for the first quarter, our financial position at the end of the quarter, and then Tom and I will entertain your questions.

First as to operating performance. If you would please refer to the supplemental information by operating unit found in the release, I’ll discuss both revenues and unit EBITDA. As a reminder, our revenues for the first quarter, aside from the Fairgrounds operation, are primarily from import simulcasting as there is very little live racing. We are very pleased that our October 4, 2004 acquisition of the Fair Grounds has helped to fill this gap, and you can see the obvious impact that this addition has had as reflected on the Louisiana operations line as well as the increase in our CDSN revenues.

Overall, the total pari-mutuel industry was down approximately six percent for the quarter, apparently due to the weakness in the Santa Anita and Gulfstream meets, and all of our units felt the impact of this softness. In addition, we were also impacted by shifts in our racing calendar with eight fewer live racing days at Hoosier Park. Our Arlington Park unit lost approximately $4.4 million in revenues as a result of the loss of the dark day monies to which Tom alluded. We are hopeful in the future of successfully receiving some or all of these monies, but it is currently not possible to predict the success of this effort.

For the first quarter in Louisiana, approximately 86 percent of our revenues are from the racing operations and 14 from the operation of our video poker machines, or VLTs. We are currently in the process of replacing a significant number of out-dated machines and fully expect that we can significantly improve the historic net win per day.

Moving down to EBITDA. For racing operations other than Louisiana, our EBITDA loss increased from approximately $11 to $14.9 million, exacerbated by the $2.8 million expense in Florida for the referendum. When we are not racing, our cost structure is largely fixed and thus far less sensitive to revenue fluctuations. In Louisiana, the EBITDA margin percent for the quarter was nearly 10 percent, which is not a performance that is acceptable to us in the long-term but which is an improvement from an historic perspective. In the recent past, the racing operation had an annual EBITDA deficit of between three and four million and the video poker operation provided approximately two million of EBITDA annually. The margin performance for CDSN of 24 percent is consistent with its historic performance and reflects our ability to increase pricing on the Fair Grounds’ product as it was incorporated into our branded CDSN platform.

Our corporate expenses increased by $1.4 million from 2004 to 2005. This increase is attributable to several factors: an increase of approximately $630,000 in employee compensation and benefits, which is driven by filling key positions after the first quarter of 2004, including the rounding out of our CRM development team. This area was also impacted by normal salary increases as well as the amortization of the 2004 restricted stock plan. Sarbanes-Oxley expenses also are a large portion of this variance – approximately $520,000 increase year over year. We currently estimate that the total cost of Sarbanes-Oxley compliance, including allocated internal costs, could approach $1 million annually. The balance of the increase is made up of many items, the most significant of which are our increased development expenses and our start-up costs related to Louisiana, totaling approximately $200,000. Finally on this page, the approximate $630,000 increase in depreciation is largely the result of the Fair Grounds acquisition.

Now if you turn back to the statement of net loss you will see that our interest expense nearly doubled year over year. This is attributable both to the leverage and the increased pricing brought about by the October 4 action of Fair Grounds. Our interest pricing is dependent upon our leverage ratios, and thus we expect to obtain more favorable levels and thus more favorable over time as we continue to apply our free cash flow to reduce our debt levels. At the pre-tax level, our loss increased by $5.3 million, which is a function of all the fluctuations I have discussed but can be distilled to a few significant items: the loss of the dark day monies in Illinois; the Florida legislative initiative; and the increased interest costs. I believe it is important to separately consider these items in assessing the strength of our core operations. Overall, aside from the impact of the items I just enumerated, our operating results were sufficient to cover our increased expenses from Sarbanes and our additional investments in CRM and development initiatives. The effective income tax rate increased by approximately four percentage points as a function of the non-deductibility of a significant portion of the legislative costs.

If you would now turn the balance sheet, I’ll discuss the major differences between our financial position at December 31 and at the end of first quarter. There are two primary messages here, timing and investment. Our total assets shrunk by $12 million, which is a function of liquidating race meet receivables which existed at Calder and Hollywood at year end, offset by $15 million in capital spending, $12 million of which was spent on the Master Plan at Churchill Downs. At this point, let me state that aside from completing some punch list items, the Master Plan has been completed prior to the opening the meet and well within the original $121 million budget.

Total liabilities and equity obviously decreased by the same $12 million which is the result of the timing issue just discussed above offset by the collection of Derby and Oaks-related deferred revenues and a reduction in equity resulting from the first-quarter loss. Our debt-to-capital ratio increased only two percentage points from December, from 50 to 52 percent, in spite of the loss and the $15 million in capital expenditures. Management of our balance sheet continues to be a priority.

That concludes my remarks on the financial statements. Looking ahead, we promised during our last call that we would continue to provide you with information on business trends, legislative changes, and capital spending. With respect to business trends, it is too early in our live meet schedules to predict trends, although we are buoyed by the terrific results of the Oaks and Derby. We should be better positioned by the end of the second quarter to give you our overall views on business levels, although we still intend to not provide either quarterly or annual EPS guidance. As to legislative matters, I would refer you to Tom’s comments as well as the 10-Q, which was filed last night for a comprehensive overview of these matters.

For capital spending, we currently anticipate expenditures in the range of $49 to $55 million for the full year, with $24 million of that being attributable to the Master Plan and approximately $15 million in Louisiana. The timing of the Louisiana expenditures is dependent upon the completion of the conditional use permit process, which is currently underway.

I have one last item to report, and that is an update on the evaluation of our internal controls. At our report for the period ending December 31, we reported two material weaknesses in internal controls. I am very pleased to report that one of these was remediated during the quarter and the other, which is related to our tote vendors, should be resolved later this year. Management is fully committed to producing a clean report for 2005.

That concludes my remarks, and now I will turn it back over to the operator for your questions.

Operator:	Thank you. Our question and answer session will be conducted electronically. If you would like to ask a question at this time, you may signal by pressing the “star” key followed by the digit “one” on your telephone keypad. If you are using as speakerphone, please make sure your mute function is turned on to allow your signal to reach our equipment. Once again, that is “star” “one.”

We’ll first take a question from Ryan Worst, C.L. King.

Ryan Worst:	Hi, thanks. In regards to corporate expenses, you said Sarbanes-Oxley was $520,000 in the first quarter?

Mike Miller:	Yes.

Ryan Worst:	Is that right, Mike?

Mike Miller:	Yes, it is Ryan.

Ryan Worst:	But going forward that should be a little bit lower.

Mike Miller:	We certainly hope so and expect so. The first year should be the worst year for everybody, and we should be no exception to that.

Ryan Worst:	Right. I mean, beyond the first quarter, though.

Mike Miller:	Yes.

Ryan Worst:	And is there any other items that were higher in the first quarter than they will be in the rest of the year as far as maybe CRM costs?

Mike Miller:	Well, not really. I mean, during ‘04 we rounded out our complement of CRM. And so all those people are in place and should continue at a run rate for the balance of the quarter. Now, we won’t have the legislative costs that we had in the first quarter, although as we’ve stated in the past that could change. I mean, we’ll continue to be opportunistic and invest when it makes sense to invest. And we may incur some expenses in the efforts of our total consortium down near Tallahassee to get the legislation passed.

Ryan Worst:	Right. Well, in the first quarter, was there any of those legislative expenses in the corporate expense line or were they all at the Calder line?

Mike Miller:	They were Calder.

Ryan Worst:	All right, OK. OK, and how did the vote go yesterday in the New Orleans city council as far as your expansion, getting the OK for that?

Tom Meeker:	We got a favorable vote passed out. They approved our plan. The conditions that they articulated included five days a week, essentially 14 hours a day and 16 hours a day on the weekends for two days.

Mike Miller:	Ryan, let me just correct something. That wasn't the council. That was the planning commission.

Tom Meeker:	Oh, excuse me, yes.

Mike Miller:	So the recommendations will then go to the city council.

Tom Meeker:	The next step is to appear before the city council, and that is to occur by mid- to late June. I don’t know the specific dates.

Ryan Worst:	And which regulatory body sets the number of days?

Tom Meeker:	The city council. It is part of the conditional use permit. They assign the conditional permit on certain things, security being one, hours of operation being another.

Ryan Worst:	So the plan commission, they just kind of make a recommendation? That was there recommendation, five days.

Tom Meeker:	Yes, that is correct.

Ryan Worst:	OK.

Tom Meeker:	And the council can accept that recommendation or change the conditions, increase the number of hours.

Ryan Worst:	OK. And then the $24 million of cap ex for Churchill Downs – was that all in the first quarter or do you have more of that spending through the rest of the year?

Mike Miller:	About half was in the first quarter and the other half will be primarily, if not totally, in the second quarter.

Ryan Worst:	OK. And then one last question, Tom – could you just go over your objectives for the new tote system, what you guys expect to accomplish?

Tom Meeker:	Well, a couple of things. First, we need a large block of through-put to give to a tote vendor so that they have a book of business that they can take and bank it and obtain the necessary capital to design and build a new system. The system itself I think has to have a couple of features to it. Number one, the override being security, it has to be a very secure system. Secondly, it has to have an open architecture on the front end. And by that I mean we have to have the ability, which doesn’t exist today, to be able to plug in customer interfaces of various ilk, be it a PDA or a self-serve machine. And today, as you know, for instance, if you’re a United Tote or have a contract with the United Tote and they operate your system on track, then the only customer interface that we can hook up on track would be a United Tote customer interface. Where, unlike a casino, where you may have centralized computer and various machines of various manufacturers on the floor, we don’t have that capability. So we need an open architecture for the customer interface.

The third thing we need is we need a black box. The transactional part of the system has to be more rationally configured than it currently exists today. Today we have 52 hubs spread throughout the United States, and we think that one hub could do it with perhaps a remote hub for redundancy. And in that hub, all of the transactions and all of the bet files would be located, in contrast to what is occurring today, where bet files are actually maintained in the remote hubs and then data is transmitted on various sequencing protocols over the course of every minute or two minutes.

Then the fourth thing we need is on the rear end of it we need a data output that would go to the office of wagering security, which will be able to monitor all of the wagering activities from the standpoint of overall security and integrity. Number two, consistent with our CRM demands, we need to get significant data points on customers, how they bet, data files that we can use to connect to our CRM system. And then the third thing we need on the back end is, of course, the reporting data that we need for regulatory purposes as well as internal purposes to maintain the accounting trail.

So those are the key components. There are some other components, including networking components, how we interface currently today and the various communication interfaces among the hubs including all sorts of land lines and manual systems. And we need to get that rationalized to make sure that we have a secure and timely communication network that we can hook everybody up to so that we avoid the problems that exist today in the industry with late odds changes after a race has gone off. And that’s a function of this sort of Rube Goldberg configuration we find ourselves in today.

Mike Miller:	Ryan, just a reminder, it is not just Churchill – we’ve stated this before – but we are part of a five-member consortium which includes Woodbine and NYRA and Magna and New Jersey. So we’re all supporting this effort. So we’re really looking here for an industry solution, not just a Churchill solution.

Ryan Worst:	Right. And how long before do you think this new system is in place? I mean, are we talking five years or –

Tom Meeker:	No, I would hope – there are a couple of things. One, there’s the whole notion of building the thing and how long that would take. And that’s probably a year. There’s also existing contracts that all of the members of the coalition are currently under with various tote vendors. And that’s probably good, because we can in an orderly way start moving the industry to a common system over the course of time. But I would hope that we’re looking at a time frame – and don’t hold me to this – but something in the two- to three-year range for full deployment.

Ryan Worst:	OK, great. Thanks.

Operator:	Moving on, we'll hear from Larry Klatzkin, Jeffries & Company.

Larry Klatzkin:	Hey, guys. A couple of things. Legalizing gaming in Ohio seems to be talked about, and you guys have a property up there. Could you talk about what’s going on there?

Mike Miller:	We don't have a property there, Larry.

Larry Klatzkin:	You - oh, you got - I thought you guys were looking at something up in the Cleveland area?

Tom Meeker:	No, you're confused with Magna.

Larry Klatzkin:	OK. I apologize.

Tom Meeker:	This is the Churchill Downs ..

Larry Klatzkin:	I know, I know, I know.

Mike Miller:	Although we expect …

Larry Klatzkin:	.... were taking a look at some properties out there. Am I mistaken on that you've been looking at possible properties?

Mike Miller:	We don't have any comment about such matters as that, Larry.

Larry Klatzkin:	OK. All right, then – OK. As far as any interim session in Maryland, is there a chance that they bring out a session before next year and discuss the issue again?

Tom Meeker:	Again, I think you’re about two weeks later. That question is better addressed to Magna. Our interest – we have no interest – or we have no investments in Maryland.

Larry Klatzkin:	No, I know, but I’m just trying to look at – OK. OK, the last question obviously is Florida and the Miami area. And is there anything sooner than two years they can do something?

Tom Meeker:	No. From the Miami-Dade perspective, it is two years before we can go back to the electorate with a referendum.

Larry Klatzkin:	All right. Thank you very much, guys.

Tom Meeker:	OK. I apologize that...

Larry Klatzkin:	No, I thought you were looking – I had heard stories that you guys were looking actively at a property in Ohio, and I was more inquiring about what was going on with that and whether there’s some movement on what’s going on in the state.

Tom Meeker:	OK.

Larry Klatzkin:	Sorry you can't address it.

Tom Meeker:	OK.

Operator:	And as a final reminder, that is star one.

We’ll now hear from Tim Rice, Rice Voelker.

Tim Rice:	Good morning. A couple questions. One, regarding your EBITDA margin, are you willing to comment about, assuming no alternative gaming legislation in the states you operate, what is achievable in terms of upward potential in that system-wide.

Tom Meeker:	I'm having trouble hearing him.

Mike Miller:	Well, it’s hard to generalize that. I think you need to go unit by unit and look at our racetracks in our CDSN unit and look what they’ve done historically, and you can sort of see the trends there. And I think you’ll see from that that there are some units obviously which perform not as well as others. Arlington Park comes to mind. And so we think there are improvements there at certain individual levels. What that translates to overall, Tim, I’m not sure. I don’t have a number here. But we still continue to focus on that, we focus particularly in Illinois, in Louisiana, and to a lesser degree in Kentucky as Ellis Park is part of our Kentucky operations. But I don’t have an overall answer.

Tim Rice:	OK. Second question. Do you see any potential for any additional racing days at the Fair Grounds?

Mike Miller:	Well, I'll let Tom talk to that. I don't imagine we would push for that.

Tom Meeker:	Not right now. Our objective in the Fair Grounds – well, we have several – one is get the slot operation up and running as quickly as possible. Number two, to materially improve – and this is consistent with the first objective – the racing program there, which we made great strides at during its inaugural meet under our ownership. Once we get that thing running properly, then we can look at the question of expanding days. But, in the short term, I don’t see that occurring.

Tim Rice:	OK.

Mike Miller:	Tim, there are four tracks in Louisiana, and I believe they each run 80 days. So there's plenty of racing going on down there.

Tom Meeker:	And of course those tracks right now currently have the benefit of slot revenue to support their purse programs.

Tim Rice:	One last question involves the broadcast of the Derby. I don’t know if you got a chance to review the TV broadcast yet, but as someone who’s been involved with horse racing all my life, I have to admit I found the transmission of the actual race extremely difficult to watch and observe the horses I was interested in. And I’ve had similar comments from other people. And I’m not sophisticated on TV graphics and that sort of thing, but it seems to me that when ABC did the broadcast it was much more viewer-friendly. Have you heard this from other people? And if so, is it being addressed?

Tom Meeker:	Right. There were two things with the broadcast that were problematic. The first was the one you mentioned. The graphics package didn’t show up and the call of the race was a little muddled. That was inconsistent with prior years where NBC did a terrific job. That’s easily solved. The other thing – well, let me stop there and back up. We are chatting with NBC about new technology deployment in terms of production which would involve better camera angles, different cameras, et cetera, which should enhance the view of the race. But I think your comment is dead on. There were some problems with the graphics presentation of the Derby itself.

Now, it’s a difficult proposition when you have 20 horses running around in a circle getting them all right. But not withstanding, that needs to be improved. The other problem we had this time was the audio on “My Old Kentucky Home.” From the time the bugler played until “My Old Kentucky Home” was to have run and the band played in the infield, we had an accident where someone hit a telephone pole and a transformer went down, and we had to switch to an auxiliary power source. And apparently the Siemens equipment didn’t run up – the computer didn’t reboot – and we lost the house feed on “My Old Kentucky Home.” And it was from that feed that NBC would have taken the running of the song.

And so two things were clearly identified by several callers who chatted with me. I have not seen the telecast, but –

Tim Rice:	OK, thanks very much.

Tom Meeker:	Sure enough. I appreciate that.

Operator:	There are no further questions at this time. I'll turn it back over to you, Tom Meeker, for any additional closing comments.

Tom Meeker:	Well, again, thank you for joining us this morning. Obviously we are very pleased with the performance of the Churchill Downs racetrack with regards to the Kentucky Derby. And, again, I reinforce the statements I made and Mike made earlier, and that is we do seem to have gained a little bit of momentum and we look forward to a terrific 2005.

And so with that I look forward to seeing you or hearing from you or talking to you at our next meeting in about three months. Thank you.

Operator:	That does conclude today's conference call. We thank you for your participation. You may now disconnect at this time.

END